Exhibit 99.1

2021 Cabot Blvd. West Langhorne, PA19047 • Ph: 267-775-8100

Power Medical Interventions, Inc. Receives

Nasdaq Listing Deficiency Notice and FDA Warning Letter

LANGHORNE, Pa., October 24, 2008 — Power Medical Interventions®, Inc. (Nasdaq:PMII), a leader in developing and commercializing Intelligent Surgical Instruments™, announced today that it received from the Nasdaq Stock Market a Staff Deficiency Letter notifying the company that it is not in compliance with the listing standards of the Nasdaq Global Market.

Separately, the company announced that on October 22, 2008 it received from the United States Food and Drug Administration (“FDA”) a Warning Letter in which FDA stated that the company failed to comply in certain respects with the agency’s quality system and medical device reporting regulations.

Nasdaq Staff Deficiency Letter

On October 22, 2008, the company received from the Nasdaq Stock Market a Staff Deficiency Letter notifying the company that it was not in compliance with the listing requirements of the Nasdaq Global Market because the company’s market value of listed securities had been below the minimum $50,000,000 requirement for continued listing set forth in Marketplace Rule 4450(b)(1)(A) for ten consecutive trading days. Under applicable Nasdaq rules, if the company is not able to establish compliance with the minimum market value of listed securities requirement by November 21, 2008, the company will receive a notice that its common stock will be delisted from the Nasdaq Global Market. If such a delisting notification is issued, the company will be entitled to appeal the Staff’s determination to a Nasdaq Listing Qualifications Panel. A timely appeal would stay delisting pending the appeal. However, there can be no assurance that the company will be able to reestablish or maintain compliance with the applicable Nasdaq listing criteria or that any such appeal, if taken, would be successful.

FDA Warning Letter

As previously disclosed by the company, during April and May 2008, the FDA conducted an inspection of the company’s Langhorne, PA facility, and in May 2008 issued a Notice of Inspectional Observations, or Form 483, that noted ten inspectional observations related to, among other matters, management controls, complaint handling, and medical device reporting. PMI submitted written responses to the Form 483 on May 23, May 30, June 18, and September 25, 2008.  In the company’s 483 responses, PMI described the actions that it had taken or intended to take to address each of the inspectional observations and to otherwise ensure that similar nonconformities do not recur.

On October 22, 2008, the company received from the FDA a Warning Letter stating that FDA has determined that the company is not in compliance with certain FDA regulations.  The specific observations identified in the Warning Letter were similar to those identified on the May 2008 Form 483. In the Warning Letter, FDA also acknowledged the company’s responses to the May 2008 Form 483 observations and stated that it would verify compliance at a future inspection.  The Warning Letter did not identify any deficiencies pertaining to the company’s 483 responses or corrective actions being implemented by the company.

The Warning Letter indicated that failure to promptly correct the noted violations could result in further regulatory action being taken by the FDA without notice, and that such actions could include, without limitation, seizure, injunction and/or civil money penalties.

Michael P. Whitman, the company’s Chief Executive Officer, stated, “Power Medical Interventions takes these issues very seriously and is working diligently with our internal employees and a number of consultants to address these issues.”

PMI intends to submit a formal response to the FDA within the 15 day time period provided in the FDA Warning Letter.

About Power Medical Interventions, Inc.:

Power Medical Interventions®, Inc. is the world’s only provider of computer-assisted, power-actuated surgical stapling products. PMI’s Intelligent Surgical Instruments™ enable less invasive surgical techniques to benefit surgeons, patients, hospitals and healthcare networks. PMI manufactures durable recyclable technology to reduce medical waste and help keep the planet clean. The company was founded in 1999, and is headquartered in Langhorne, PA with additional offices in Germany, France, and Japan. To learn more about Power Medical Interventions, Inc. and its products, please visit www.pmi2.com.

Safe Harbor Statement

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, commercialization and technological difficulties, and other risks detailed in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2008.

Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms “anticipate,” “believe,” “estimate,” “expect,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “will” and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

Company Contacts:

Power Medical Interventions, Inc.

John P. Gandolfo, Chief Financial Officer

267-775-8100

FD

Evan Smith, CFA

212-850-5606

Evan.smith@fd.com